Exhibit 99.1
News Release
Copano Energy, L.L.C.

Contacts:	Carl A. Luna, SVP and CFO
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Jack Lascar / jlascar@drg-l.com
Anne Pearson/ apearson@drg-l.com
DRG&L/ 713-529-6600

COPANO ENERGY MAINTAINS QUARTERLY CASH DISTRIBUTION

HOUSTON – April 13, 2011 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today a cash distribution for the first quarter of 2011 of $0.575 per unit, or $2.30 per unit on an annualized basis, for all of its outstanding common units.  This distribution will be payable on May 12, 2011, to holders of record of common units at the close of business on April 29, 2011.

“Copano will maintain its $0.575 quarterly distribution to unitholders,” said R. Bruce Northcutt, President and Chief Executive Officer of Copano Energy.  “As expected, we estimate that our first quarter distribution coverage will be lower than fourth quarter 2010 coverage and comparable to our first quarter 2010 coverage due primarily to expiration of 2010 hedges, which had higher strike prices.  In spite of the impact of severe weather and an unscheduled outage at our Saint Jo plant in February, we expect to see an increase in the first quarter gross margin generated by our operating segments, supported by higher NGL prices and increased Eagle Ford Shale volumes.  Our distribution coverage should improve significantly by the end of 2011, as several of our major growth projects come on-line during the second half of the year,” Northcutt added.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  Please note that 100% of Copano’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of Copano’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable.  Nominees, and not Copano, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Houston-based Copano Energy, L.L.C. (NASDAQ: CPNO) is a midstream natural gas company with operations in Texas, Oklahoma, Wyoming and Louisiana.  Its assets include approximately 6,400 miles of active natural gas gathering and transmission pipelines, 260 miles of NGL pipelines and nine natural gas processing plants, with over one Bcf per day of combined processing capacity and 22,000 barrels per day of fractionation capacity.  For more information, please visit www.copanoenergy.com.

This press release includes “forward-looking statements,” as defined by the Securities and Exchange Commission.  Statements that address activities or events that Copano believes will or may occur in the future are forward-looking statements.  These statements include, but are not limited to, statements about future producer activity and Copano’s total distributable cash flow and distribution coverage.  These statements are based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors management believes are reasonable.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include the following risks and uncertainties, many of which are beyond Copano’s control: price volatility and market demand for natural gas and natural gas liquids; Copano’s ability to continue to obtain new sources of natural gas supply and retain its key customers; the impact on volumes and resulting cash flow of technological, economic and other uncertainties inherent in estimating future production, producers’ ability to drill and successfully complete and attach new natural gas supplies and the availability of downstream transportation systems and other facilities for natural gas and NGLs; higher construction costs or project delays due to inflation, limited availability of required resources or the effects of environmental, legal or other uncertainties; general economic conditions; the effects of government regulations and policies; and other financial, operational and legal risks and uncertainties detailed from time to time in Copano’s filings with the Securities and Exchange Commission.